EXHIBIT 99
DEARBORN BANCORP, INC. REPORTS
INCREASE IN 2006 EARNINGS
     DEARBORN, Michigan, January 16, 2007 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, today reported earnings for the year ended December 31, 2006, were $7,819,000 or $1.22 per fully diluted common share. This represented a 4.1 percent increase over earnings for 2005 of $7,510,000 or $1.20 per diluted share. For the Fourth Quarter of 2006, the Company’s earnings were $2,252,000 or $0.30 per diluted share. For the same three months of 2005, earnings were $2,254,000 or $0.36 per diluted share.
     During 2006, the Company’s total assets increased 21.2 percent to $855,931,000, total deposits went up 8.7 percent to $633,216,000 and total loans grew 15.1 percent to $756,420,000. Stockholders’ equity at year-end was $144,985,000, reflecting the Company’s successful offering of 3.1 million new shares during the Fourth Quarter of 2006.
     Michael J. Ross, President and Chief Executive Officer of both the Holding Company and the Bank, released his organization’s results and commented, “We are pleased with our performance in 2006 even though the year has definitely presented us with challenges.”
     Ross went on, “Like all banks, we have been affected by the flat yield curve this past year. While short-term rates went up, long term rates remained flat and, in some cases, even declined a bit. As a consequence, our net interest margin in 2006 went down 34 basis points compared to the previous year. We were able to offset this situation partially through growth in our loan portfolio but it still had an effect on our bottom line. The weak economy in Michigan also had an effect on us as we saw a rise in non-performing loans. For the year, we had zero net charge-offs as our asset quality remained good and better than most. As a practical matter, the increase in non-performing loans is as much a reflection of our conservative philosophy as it is of any deterioration in credit quality. In short, we feel that 2006 was a good year for us and we are confident that 2007 will see a continuation of the growth in our business and our profitability.”
     On January 4, 2007, the Company announced that it had completed its acquisition of Fidelity Bank of Birmingham, Michigan, for $70.5 million in cash and that total assets of Dearborn Bancorp, Inc. now exceed the $1 billion mark. An offering of 3.1 million new common shares to the public in November 2006, underwritten by Oppenheimer & Co. Inc. and co-managed by Howe Barnes Hoefer & Arnett, Inc., provided the funds needed to complete the acquisition.
     Dearborn Bancorp, Inc. is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates 19 offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The acquisition of Fidelity Bank added 7 offices in Oakland County. The Company’s common shares trade on the Nasdaq Global Market under the symbol DEAR.
     Contact Michael J. Ross, President & CEO at (313) 565-5700 or Jeffrey L. Karafa, CFO at (313) 381-3200.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise. Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

	Three months ended		Twelve months ended
	December 31		December 31
(In thousands, except share and per share data)	2006	2005	2006	2005
Condensed Statement of Income:
Interest income	$14,710	$11,991	$53,886	$43,855
Interest expense	7,366	4,837	25,884	16,403

Net interest income	7,344	7,154	28,002	27,452
Provision for loan losses	161	90	943	1,081

Net interest income after provision	7,183	7,064	27,059	26,371
Non-interest income	375	310	1,112	722
Non-interest expense	4,235	3,958	16,412	15,716

Net income before taxes	3,323	3,416	11,759	11,377
Income tax provision	1,071	1,162	3,940	3,867

Net income	$2,252	$2,254	$7,819	$7,510

Share Data:
Weighted avg no. of shares outstanding — basic	7,331,121	5,957,074	6,097,551	5,899,281
Weighted avg no. of shares outstanding — diluted	7,619,713	6,299,472	6,397,399	6,274,404
Period end shares outstanding			8,975,085	5,967,190

Per Common Share Data:
Net income, basic	$0.31	$0.38	$1.28	$1.27
Net income, diluted	$0.30	$0.36	$1.22	$1.20
Closing Stock Price			$19.00	$22.45
Book Value			$16.15	$14.11

Selected Financial Ratios
Return on average stockholders’ equity	7.49%	10.83%	8.20%	9.44%
Return on average total assets	1.10%	1.27%	1.02%	1.08%
Average equity to average total assets	14.64%	11.73%	12.43%	11.49%

	Dec. 31	Dec. 31
	2006	2005
Condensed Balance Sheet:
Assets
Cash and equivalents	$70,030	$9,455
Mortgage loans held for sale	1,823	1,041
Investment securities, available for sale	7,166	18,446
Loans	756,420	657,037
Allowance for loan losses	(7,775)	(6,808)
Premises and equipment	14,293	13,792
Goodwill and intangible assets	7,514	7,764
Other assets	6,460	5,770

Total assets	$855,931	$706,497

Liabilities and stockholders’ equity
Deposits	$633,216	$582,438
Federal Home Loan Bank advances	25,561	25,588
Securities sold under agreements to repurchase	619	1,615
Federal funds purchased	37,300	—
Other liabilities	4,250	2,643
Subordinated debentures	10,000	10,000
Stockholders’ equity	144,985	84,213

Total liabilities and stockholders’ equity	$855,931	$706,497

Other Data:
Nonperforming loans to total loans	1.01%	0.18%
Net charge-offs to average loans	0.00%	0.02%
Net interest margin for the quarter	3.69%	4.17%
Net interest margin for the year	3.80%	4.14%